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                                                                    Exhibit 99.1

Carlton H. Baab
Chief Financial Officer
CKS Group, Inc.
408-366-5100

Gina L. Bianchini
Investor Relations
CKS Group, Inc.
408-342-5333


CKS GROUP, INC. ANNOUNCES FOURTH QUARTER FISCAL 1996 RESULTS; COMPANY REPORTS 80% YEAR-OVER-YEAR INCREASE IN REVENUES AND RECORD NET
INCOME

CUPERTINO, Calif. (December 18,1996)-- CKS Group, Inc. (NASDAQ: CKSG) today announced that revenues for the fourth quarter of fiscal 1996, ended November 30, 1996, reached $18.5 million, an increase of 80% from revenues of $10.3 million recorded in the same period of the prior year. The Company reported net income of $2.2 million, or $0.16 per share, an increase of 275% from net income of $577,000, or $0.05 per share, for the fourth quarter of fiscal 1995.

Revenues for the fiscal year ended November 30, 1996, were $57.0 million, an increase of 64% from $34.8 million for the fiscal year 1995. Net income for the fiscal year ended November 30, 1996 was $5.7 million, or $0.43 per share, an increase of 316% from net income of $1.4 million, or $0.13 per share, for the comparable period in the prior year.

New media services contributed approximately 42% of total revenues in the fourth quarter. Revenues attributable to new media services increased approximately 41% in the fourth quarter as compared to the third quarter of fiscal 1996.

"Our strong quarter-over-quarter as well as annual growth in both revenues and profitability demonstrate not only the tremendous opportunity in new media marketing communication services but also CKS Group's continued emphasis on providing our clients with strategic integrated marketing solutions," commented Mark D. Kvamme, CKS Group's Chairman and Chief Executive Officer.

In the fourth quarter, CKS Group expanded relationships with existing clients such as Citibank, Fujitsu Computer, General Motors, Hughes Network Systems, Microsoft, Mitsubishi Motors, Nicholas-Applegate, Prudential, The Dun & Bradstreet Corporation and Visa. In addition, CKS Group initiated strategic relationships with new clients such as Disney, NASDAQ, RR Donnelley & Sons and Zenith Data Systems.
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As announced on October 7, 1996, CKS Group signed a definitive agreement to acquire Donovan and Green, a premier New York-based integrated marketing communications firm specializing in environmental design and information architecture. Donovan and Green's clients include Celebrity Cruises, Citibank, Coca Cola, Corning Glass, Hallmark Cards, Hoffman LaRoche, Sony, Texas Instruments, and 3M. CKS Group will purchase 100% of the assets of Donovan and Green, a privately held company. The consideration paid by CKS Group will include cash and common stock of CKS Group and the acquisition will be accounted for as a purchase.

Certain of the statements set forth in this news release are forward looking statements. Actual results could differ materially from those set forth, or contemplated, in these forward looking statements. Important factors that could cause such actual results to differ materially include the establishment or loss of key client relationships, the development of the market for new media, the success of the Company's business acquisition strategy, the uncertain adoption of the Internet as a medium of commerce and communications and other risks. Investors are encouraged to read the Company's reports on Forms 10-Q and 10-K filed with the Securities and Exchange Commission, particularly the risk factors and "Factors Affecting Operating Results" set forth in those reports.

CKS Group, headquartered in Cupertino, California, specializes in offering a wide range of integrated marketing communication services that help companies market their products, services and messages. The integrated marketing communication services CKS Group provides include strategic corporate and product positioning, corporate identity and product branding, new media, packaging, collateral systems, advertising, direct mail, consumer promotions, trade promotions and media placement services. CKS Group is a provider of integrated marketing communication programs that utilize advanced technology solutions and new media--which CKS Group defines as media that delivers content to the end users in digital form, including the World Wide Web, the Internet, proprietary online services, CD-ROMs, laptop PC presentations and interactive kiosks. CKS Group has offices in Silicon Valley, San Francisco, Portland, New York and Washington, D.C.